Exhibit 5.1
[Andrews Kurth LLP Letterhead]
December 19, 2006
Allis-Chalmers Energy Inc.
5075 Westheimer, Suite 890
Houston, Texas 77056

Re:	Allis-Chalmers Energy Inc. Registration Statement on Form S-4 (Registration No. 333-136978).
Ladies and Gentlemen:
     We have acted as special counsel to Allis-Chalmers Energy Inc., a Delaware corporation (the “Company”), in connection with the public offering of $255,000,000 aggregate principal amount of the Company’s 9.0% Senior Notes due 2014 (the “Exchange Notes”), which are to be guaranteed pursuant to guarantees thereof (the “Guarantees”) by each of the subsidiaries of the Company that are parties to the Indenture (as defined below) (collectively, the “Guarantors” and together with the Company, the “Obligors”). The Exchange Notes are to be issued under an Indenture dated as of January 18, 2006 (the “Indenture”) among the Obligors and Wells Fargo Bank, N.A., as trustee (the “Trustee”), as amended by the First Supplemental Indenture dated August 11, 2006 (the “First Supplemental Indenture”) among the Obligors and the Trustee, pursuant to an exchange offer (the “Exchange Offer”) by the Company, in exchange for a like principal amount of the Company’s issued and outstanding 9.0% Senior Notes due 2014 (the “Original Notes”), as contemplated by (i) the Registration Rights Agreement dated as of January 18, 2006 (the “January Registration Rights Agreement”) by and among the Obligors and the Initial Purchaser parties thereto and (ii) the Registration Rights Agreement dated as of August 14, 2006 (the “August Registration Rights Agreement” and collectively with the January Registration Rights Agreement, the “Registration Right Agreements”) by and among the Obligors and the Initial Purchaser party thereto.
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).
     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:
     (i) the registration statement on Form S-4 (Registration No. 333-136978) of the Obligors, filed with the Securities and Exchange Commission (the “SEC”) on August 29, 2006, as amended by Amendment No. 1 to such registration statement, filed with the SEC on September 8, 2006, by Amendment No. 2 to such registration statement, filed with the SEC on September 29, 2006, by Amendment No. 3 to such registration statement, filed with the SEC on October 2, 2006, and by Post-Effective Amendment No. 1 to such registration statement, filed with the SEC on December 19, 2006 (the “Registration Statement”);
     (ii) the Registration Rights Agreements;

Allis-Chalmers Energy Inc.
December 19, 2006

     (iii) the Indenture;
     (iv) the First Supplemental Indenture; and
     (v) the form of the Exchange Notes attached to the Indenture.
     We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Obligors and such agreements, certificates of public officials, certificates of officers or other representatives of the Obligors and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.
     Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the Exchange Notes (in the form examined by us) have been duly executed by the Company, authenticated by the Trustee in accordance with the terms of the Indenture and have been delivered upon consummation of the Exchange Offer against receipt of Original Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Registration Rights Agreements and the Indenture, (1) the Exchange Notes will constitute valid and legally binding obligations of the Company, and (2) each Guarantee will constitute a valid and legally binding obligation of the Guarantor that is a party thereto.
     Our opinions expressed above are subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer or conveyance), reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality,

Allis-Chalmers Energy Inc.
December 19, 2006

reasonableness, good faith and fair dealing, and we express no opinion herein with respect to provisions relating to severability or separability. Furthermore, we express no opinion regarding the validity or effect of any provision purporting to establish any obligation of any party as absolute or unconditional regardless of the occurrence or non-occurrence or existence or non-existence of any event or other state of facts.
     In rendering the opinion set forth above, we have assumed that the execution and delivery by the Company of the Indenture, the First Supplemental Indenture and the Exchange Notes, the execution and delivery by each of the Guarantors of the Indenture and the First Supplemental Indenture, the performance by the Company and each of the Guarantors of its obligations under the Indenture, the First Supplemental Indenture and the Exchange Notes, do not and will not violate or constitute a default under any agreement or instrument to which the Company or any Guarantor or its properties is subject.
     We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,
/s/ Andrews Kurth LLP